Exhibit 99.1

FOR:	WesBanco, Inc. COMPANY CONTACT: John Iannone Vice President, Investor Relations (304) 905-7021

WesBanco, Inc. Consummates Merger with Your Community Bankshares, Inc. and Appoints Directors

Wheeling, WV, September 9, 2016 – Wesbanco, Inc. (Nasdaq:WSBC) (“WesBanco”), a multi-state bank holding company with total assets of approximately $8.4 billion, and Your Community Bankshares, Inc. (Nasdaq:YCB) (“Your Community”), a bank holding company with total assets of approximately $1.5 billion and headquartered in New Albany, IN, jointly announced today the consummation of WesBanco's acquisition of Your Community and the appointment of two former Your Community directors to the WesBanco board of directors.  Todd F. Clossin, President and Chief Executive Officer, of WesBanco and James D. Rickard, President and Chief Executive Officer of Your Community, made the joint announcement.

The merger, which was previously announced on May 3, 2016, was approved by all appropriate regulatory agencies, and, on August 19, 2016, by the shareholders of Your Community.  Under the terms of the Agreement and Plan of Merger, Your Community's shareholders are to receive 0.964 of a share of WesBanco common stock and $7.70 in cash for each share of YCB common stock held.  As a result of the merger, WesBanco added Gary L. Libs and Kerry M. Stemler from the board of directors of Your Community to the WesBanco Board.

Todd Clossin, President and Chief Executive Officer of WesBanco, stated, "we are pleased to welcome the customers and employees of Your Community to the WesBanco family. Through our experience as a diversified and well-balanced financial services institution with a strong community bank at its core, we will be able to provide our newest markets and customers with a broader array of banking services, including expanded commercial and mortgage lending capabilities as well as trust and wealth management services. Furthermore, the acquisition of Your Community meshes perfectly with our strategic growth plans as it brings together two high-quality institutions with disciplined risk cultures and strong customer focus, and expands our footprint into new, high-growth markets with great demographics.”

"We are excited to become part of the team at WesBanco," said Jim Rickard, former President and Chief Executive Officer of Your Community Bankshares and WesBanco’s new Market President for Kentucky and Southern Indiana. "This merger will provide an enhanced commitment to our customers through additional products and services that have long been strengths of WesBanco, in addition to WesBanco’s demonstrated track record of merger integration and commitment to the communities it serves.”

Former offices of Your Community Bank will continue to operate under the Your Community Bank name until approximately early November of 2016, when they will be transitioned to WesBanco Bank in conjunction with the expected data processing and branch signage conversion. Subsequent to the conversion date, Your Community customers will continue to conduct their regular banking transactions at Your Community Bank's former banking locations. WesBanco's partnership with STARsf/Allpoint ATM Network will provide WesBanco ATM/Debit card acceptance in more than 43,000 ATMs worldwide – surcharge free. It is anticipated that Your Community customers will be provided with this increased ATM access in early November of 2016.

WesBanco's merger with Your Community creates a multi-state bank holding company of approximately $9.9 billion in total assets providing banking services through 173 financial centers in Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia. Prior to the merger with WesBanco, Your Community operated 33 banking offices located in Southern Indiana and Kentucky.

About WesBanco, Inc.
Founded in 1870, WesBanco, Inc. (www.wesbanco.com) is a multi-state, bank holding company with total assets of approximately $9.9 billion, as a result of the merger (based on data as of June 30, 2016). WesBanco is a diversified and well-balanced financial services institution, with a community bank at its core, built upon a strong legacy of credit and risk management. WesBanco has meaningful market share across its key geographies maintained by its commitment to dedicated customer service and solid fee-based businesses. It also provides wealth management services through a century-old trust and wealth management business, with more than $3 billion of assets under management, and serves as registered investment advisor to a proprietary mutual fund family, the WesMark Funds.  WesBanco's banking subsidiary, WesBanco Bank, Inc., now operates 173 financial centers in the states of Indiana, Kentucky, Ohio, Pennsylvania, and West Virginia. In addition, WesBanco operates an insurance agency, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc.

Forward-looking Statements
Matters set forth in this filing contain certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between WesBanco and Your Community, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of WesBanco and Your Community may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the  merger may make it more difficult to maintain relationships with clients, associates, or suppliers;  changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in WesBanco’s 2015 Annual Report on Form 10-K, Your Community’s 2015 Annual Report on Form 10-K, and documents subsequently filed by WesBanco and Your Community with the Securities and Exchange Commission, including Forms 10-Q for the periods ending March 31, 2016 and June 30, 2016. All forward-looking statements included in this filing are based on information available at the time of the release.  Neither WesBanco nor Your Community assumes any obligation to update any forward-looking statement.